Halifax, October 10, 2006

Gammon Lake Announces Monthly Progress Update of
Ocampo Mine Commissioning

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) is pleased to report on the Company's progress during commissioning of the Ocampo Gold-Silver Mine in Chihuahua, Mexico. The Company is pleased to announce that, subsequent to a one week maintenance shut down in August, the open pit crushers and heap leach are performing well. Although the production numbers for September remain low, the Company is seeing increased production rates this month and expects that production in October will be higher than any month seen thus far. Mine commissioning remains on schedule to achieve the Company's goal of attaining a production run rate of 400,000 gold equivalent ounces (235,600 ounces of gold and 10,500,000 ounces of silver) per annum by the end of the 2006 calendar year from the Ocampo and El Cubo Mines.

The following table summarizes the combined realized production of 9,345 gold equivalent ounces during the month of September from Gammon Lake's Ocampo and El Cubo Mines as the Company continues to ramp up to full production.

September 2006 Gold-Silver Production
	Ocampo	El Cubo	Combined
Gold (oz.)	2,892	3,052	5,944
Silver (oz.)	67,494	105,093	172,587
Gold Equivalent (1)(oz.)	4,242	5,103	9,345

(1) Gold equivalent values are based on actual gold and silver prices realized upon sale and the sale of dore bars which are recorded at the time of shipping to the third-party refinery. Revenue from the sale of dore may be subject to adjustment upon final settlement of estimated metal prices, weights and assays.

Ocampo Mill Commissioning Proceeding On Schedule

Commissioning of the Ocampo Mill continues to proceed smoothly and on schedule. The Mill is currently operating at 1,000 tonnes per day and the Company is steadily increasing the ore grade of the mill feed. The Company will continue to increase throughput and expects to attain feasibility production rates of 1,500 tonnes per day over the course of the next couple of weeks.

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The Company's flagship Ocampo Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. Gammon Lake has also recently acquired the El Cubo Mine, as a result of the recent business combination with former mining company, Mexgold Resources Inc. Following a US $40 million increase in its credit facility and influx of C $36 million from the combination with Mexgold Resources, Gammon Lake remains 100% unhedged and fully financed to achieve full production at Ocampo and El Cubo.

The qualified person responsible for all technical data reported in this news release is John C. Thornton, Chief Operating Officer. Third party analytical work was performed by ALS Chemex of Vancouver and Florin Labs of

Reno, Nevada, employing conventional fire assay analysis techniques. For further information please visit the Gammon Lake website at www.gammonlake.com or contact:

Bradley H. Langille Chief Executive Officer Gammon Lake Resources Inc. 902-468-0614	Jodi Eye Investor Relations Gammon Lake Resources Inc. 902-468-0614

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Gammon Lake Resources, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's expectations include, among others, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission. Although Gammon Lake has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Gammon Lake does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

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